No securities tendered to this bid will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror (as defined herein) or any person acting jointly or in concert with the Offeror) have been tendered to the bid (the “Statutory Minimum Condition”), (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the bid have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the bid in accordance with applicable securities laws and extend the bid for an additional minimum period of 10 days to allow for further deposits of securities.

Neither this Notice of Change nor the Original Offer and Circular (as defined herein) has been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence. Shareholders in the United States should read the “Notice to CanniMed Shareholders in the United States” in the Original Offer and Circular.

January 12, 2018

NOTICE OF CHANGE

OF INFORMATION RELATING TO THE

AURORA CANNABIS INC.

OFFER TO PURCHASE ALL OF THE COMMON SHARES OF

CANNIMED THERAPEUTICS INC.

on the basis of 4.52586207 common shares of Aurora Cannabis Inc. for each common share of
CanniMed Therapeutics Inc., subject to adjustment as provided in the Original Offer and Circular.

Aurora Cannabis Inc.(“Aurora” or the “Offeror”) has prepared this notice of change of information (the “Notice of Change”) to update certain disclosure in Aurora’s offer to purchase dated November 24, 2017 (the “Original Offer”), on the terms and subject to the satisfaction or waiver of the conditions set out therein and in the takeover bid circular of Aurora that accompanied the Original Offer (the “Circular”), all of the issued and outstanding common shares (the “CanniMed Shares”) of CanniMed Therapeutics Inc. (“CanniMed”).

THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 11:59 P.M. (PACIFIC TIME) ON MARCH 9, 2018, UNLESS THE OFFER IS ACCELERATED OR EXTENDED, OR WITHDRAWN BY THE OFFEROR.

This Notice of Change should be read in conjunction with the Original Offer and Circular. Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular continue to be applicable in all respects. All references to the “Offer’’ in the Original Offer and Circular and this Notice of Change mean the Original Offer as amended hereby, and all references in such documents to the ‘‘Circular’’ or the ‘‘Offer and Circular’’ mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

The Offer Consideration

Pursuant to the Original Offer, a holder of CanniMed Shares will receive, for each CanniMed Share, 4.52586207 (the “Base Exchange Ratio”) common shares of the Offeror (the “Aurora Shares”), subject to a maximum of $24.00 (the “Cap Price”) in Aurora Shares. If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied, the 20-day volume weighted average price of the Aurora Shares (“Calculation Date VWAP”) traded on the Toronto Stock Exchange (“TSX”) is greater than $5.30 per Aurora Share (“Cap VWAP Price”), the number of Aurora Shares that a holder of CanniMed Shares will receive for each CanniMed Share will be calculated by dividing the Cap Price of $24.00 by the Calculation Date VWAP (the “Cap Exchange Ratio”). The number of Aurora Shares to be issued in consideration for the CanniMed Shares, whether as a result of the application of the Base Exchange Ratio or the Cap Exchange Ratio, is referred to herein as the “Offer Consideration”. The following table provides an analysis of the changes in price of Aurora Shares on the offer consideration and the exchange ratio.

Calculation	Number of Aurora	Consideration
Date VWAP	Shares Issued per	In Aurora
(Price of Aurora Shares)	Cannimed Share	Shares
$4.50	4.52586207	$20.37
$5.25	4.52586207	$23.76
$5.50	4.36363636	$24.00
$6.50	3.69230769	$24.00
$7.50	3.20000000	$24.00
$8.50	2.82352941	$24.00
$9.50	2.52631579	$24.00
$10.50	2.28571429	$24.00
$11.50	2.08695652	$24.00
$12.50	1.92000000	$24.00

How to Accept the Offer

CanniMed shareholders (the “CanniMed Shareholders”) who have validly deposited and not withdrawn their CanniMed Shares need take no further action to accept the Offer. CanniMed Shareholders whose CanniMed Shares are registered in their name and who wish to accept the Offer must properly complete and execute the Letter of Transmittal that accompanied the Original Offer and Circular (printed on yellow paper) or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or DRS statement(s) representing their CanniMed Shares, with the depository for the Offer, Laurel Hill Advisory Group (“Laurel Hill” or the “Depository and Information Agent”) in accordance with the instructions in the Letter of Transmittal. Alternatively, CanniMed Shareholders may follow the procedure for Book-based Transfer set forth in Section 3 of the Original Offer “Manner of Acceptance – Procedure for Book-based Transfer” or the procedure for guaranteed delivery set forth in Section 3 of the Original Offer “Manner of Acceptance – Procedure for Guaranteed Delivery” using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof.

CanniMed Shareholders whose CanniMed Shares are held on their behalf, or for their account, by an investment dealer, broker, bank, trust company or other intermediary, should contact their intermediary directly if they wish to accept the Offer. Intermediaries will likely establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, CanniMed Shareholders who wish to tender their CanniMed Shares to the Offer and whose CanniMed Shares are held through an intermediary should promptly and carefully follow the instructions provided to them by their investment dealer, broker, bank, trust company or other intermediary.

(ii)

Shareholder Questions

Questions and requests for assistance may be directed to Laurel Hill. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from Laurel Hill. Contact details may be found on the back page of this document. Copies of this document and related materials may also be found on Aurora’s website at www.auroramj.com or on SEDAR at www.sedar.com. This SEDAR website address is provided for informational purposes only and no information contained on, or accessible from, this website is incorporated by reference in this document unless otherwise expressly noted herein.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Change or the Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, CanniMed Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to CanniMed Shareholders in any such jurisdiction.

QUESTIONS MAY BE DIRECTED TO THE INFORMATION AGENT

Laurel Hill Advisory Group
70 University Avenue, Suite 1440
Toronto, ON M5J 2M4

North American Toll Free Phone:
1-877-452-7184

Outside of North America:
1-416-304-0211

Facsimile: 1-416-646-2415

E-mail: assistance@laurelhill.com

(iii)

NOTICE OF CHANGE

This Notice of Change supplements the Original Offer and Circular and the Letter of Transmittal pursuant to which the Offeror is offering to purchase all of the issued and outstanding CanniMed Shares upon and subject to the terms and conditions set out in the Original Offer and Circular by revising and updating the disclosure in the Original Offer and Circular to reflect the formation of a soliciting dealer group in connection with the Offer. Except as otherwise set forth in this Notice of Change, the information, terms and conditions previously set forth in the Original Offer and Circular and the Letter of Transmittal continue to be applicable in all respects and this Notice of Change should be read in conjunction with the Original Offer and Circular and the Letter of Transmittal, all of the provisions of which are incorporated herein by reference, subject to the amendments thereto contained in this Notice of Change. All references to the ‘‘Offer’’ in the Original Offer and Circular, the Letter of Transmittal and this Notice of Change mean the Original Offer as amended hereby and all references in such documents to the ‘‘Offer’’ and/or ‘‘Circular’’ mean the Original Offer and the Circular as amended hereby.

JANUARY 12, 2018

1.	DECISION OF THE FCAAS AND OSC DATED DECEMBER 22, 2017

On December 22, 2017, the Financial and Consumer Affairs Authority of Saskatchewan (the “FCAAS”) and the Ontario Securities Commission (the “OSC”), in response to an application filed by Aurora dated December 4, 2017, an amended application filed by the Special Committee of the Board of Directors of CanniMed dated December 11, 2017, and an amended application filed by CanniMed dated December 11, 2017, amongst other things, issued orders (the “Orders”) pursuant to which Aurora was ordered to provide, on or before January 12, 2018, the following additional disclosures in respect of the Offer:

(a)

with respect to its news releases dated November 14, 2017, and November 20, 2017, relating to the Aurora Offer, and after making inquiries of Aurora’s relevant agents, affiliates and advisors, amend those news releases (the “Amended News Releases”) as necessary so that they include the following information:

(i)

the circumstances under which, and the means by which, Aurora became aware that the board of CanniMed would be meeting on November 13, 2017 to, among other things, consider for approval an arrangement agreement entered into between CanniMed and Newstrike Resources Limited (the “Meeting”), which information each of the OSC and FCAAS has determined would reasonably be expected to affect the decision of CanniMed’s shareholders to accept or reject the Aurora Offer;

(ii)	any other information that was:

(1)

obtained directly or indirectly by Aurora from any person who is, or was at the relevant time, in a special relationship with CanniMed (by reference to the definitions in subsection 76(5) of the Securities Act (Ontario) and clause 85(1)(a) of the Securities Act (Saskatchewan)); and

(2)	material to Aurora in structuring, determining the timing of, delivering or implementing the Aurora Offer; and

(iii)	any other information within Aurora’s knowledge that would reasonably be expected to affect the decision of the security holders of CanniMed to accept or reject the offer made by the Aurora Offer;

(b)	issue and file the amended news releases;

(c)	Amend the Circular by means of a Notice of Change, and in the same manner as described above in subparagraph (2)(a) for the news releases; and

(d)

distribute the Notice of Change to every person to whom the Aurora Offer circular was required to be sent, and in the manner required by Ontario and Saskatchewan securities laws applicable to the filing and delivery of take-over bid circulars.

A full copy of the OSC order is available at the following web address:
http://www.osc.gov.on.ca/documents/en/Proceedings-RAD/rad_20171222_cannimed-aurora.pdf.

A full copy of the FCAAS order is available at the following web address:
http://www.saskatchewan.ca/government/news-and-media/2017/december/27/aurora-cannimed-inc-decision

Aurora has issued and filed the Amended News Releases, which are available on SEDAR (www.sedar.com). This Notice of Change has been prepared in response to the Orders.

1.

The circumstances under which, and the means by which, Aurora became aware that the board of CanniMed would be meeting on November 13, 2017 to, among other things, consider for approval an arrangement agreement entered into between CanniMed and Newstrike Resources Limited.

Aurora was not aware that CanniMed was considering a transaction with Newstrike Resources Ltd. (“Newstrike”) until CanniMed announced its discussions with Newstrike on November 15, 2017. However, in the course of negotiations with Vantage Asset Management (“Vantage”), Saskworks Venture Fund Inc. (“Saskworks”), Apex Investments Limited Partnership (“Apex”) and Golden Opportunities Fund Inc. (“Golden”) (collectively, the “Locked-Up Shareholders”), who each entered into lock-up agreements (the “Lock-Up Agreements”), Aurora did become aware that the CanniMed Board of Directors was meeting on November 13, 2017, to consider a transaction as outlined below.

On November 6, 2017, Mark Tredgett, the Managing Partner of Vantage, contacted Mr. Joseph del Moral, a director of Aurora, to discuss the state of the cannabis industry and the business and affairs of Aurora in general. During the course of that conversation, Mr. Tredgett advised Mr. del Moral that Vantage held approximately 2,000,000 CanniMed Shares, and that Vantage would be prepared to support an offer from Aurora for the outstanding CanniMed Shares. Mr. Tredgett also advised Mr. del Moral that Vantage was aware of other significant CanniMed shareholders that may also be prepared to support an offer for the outstanding CanniMed Shares. Mr. Tredgett provided Mr. del Moral with an internal analysis prepared by Vantage to illustrate the potential benefits of an acquisition of CanniMed.

On November 8, 2017, management of Aurora met, via telephone conference, with management of Vantage and of PFM Capital Inc. (“PFM”), which manages Saskworks and Apex. At that meeting, Aurora learned that, consistent with the disclosure of CanniMed in its Q3 2017 MD&A, CanniMed was seeking to acquire a business in the adult usage cannabis market and Vantage and PFM did not agree with that strategy. At this meeting, pricing was discussed in the context of a friendly transaction. Aurora proposed a price of $19 per CanniMed share, to be paid in Aurora shares. No exchange ratio was set.

Following the November 8, 2017 meeting, management of Aurora conducted an assessment of a potential acquisition of CanniMed and determined that a take-over of CanniMed by Aurora would be accretive. Over the course of November 9 through to the 11th, 2017, Aurora negotiated the material terms of the Lock-up Agreements with the Locked-Up Shareholders. As part of these negotiations, Aurora exchanged financial models for the potential acquisition of CanniMed with the Locked-Up Shareholders, reflective of their different opinions of the potential value of the proposed acquisition. After making adjustments for each Locked-Up Shareholder, the Locked-Up Shareholders and Aurora agreed to enter into “hard” lock-up agreements, subject to Aurora making a proposal for CanniMed Shares at $21 per share, with the exchange ratio being set as of the close of business on November 10, 2017. The parties also agreed that each Lock-up Agreement would include (i) a right of the Locked-Up Shareholder to terminate its Lock-Up Agreement if the consideration (based on the exchange ratio of 4.52586207 Aurora shares per CanniMed share) (the “Offer Consideration”) decreased to less than $18 (subject to the right of Aurora to increase the Offer Consideration to $18), and (ii) the right of Aurora to adjust the exchange ratio if the Offer Consideration exceeded $24.

In the evening of November 10, 2017 after the Offer Consideration was determined, Aurora engaged Canaccord Genuity Corp. (“Canaccord”) to act as its financial advisor in connection with the Aurora Offer. At the time of the engagement, Aurora was unaware that Canaccord had previously been engaged by Newstrike. Late on November 11, 2017, Canaccord provided to Aurora an information package in which it compiled publicly available information on CanniMed. A copy of this information package, after redaction of confidential information that would be seriously detrimental to Aurora, has been filed under Aurora’s profile on SEDAR for all shareholders to review.

Aurora formulated its November 13, 2017 Proposal to present to CanniMed based on the terms of the Lock-Up Agreements in a very tight time frame between November 9 and November 13, 2017. It was not Aurora’s preference to formulate a proposal for a significant transaction in such a tight time frame. However, Aurora was informed that the Locked-Up Shareholders were not in favour of CanniMed’s proposed acquisition strategy, and that the Locked-Up Shareholders, and in particular Vantage, required that a formal proposal be delivered to CanniMed no later November 13, 2017. In discussions held on November 12, 2017 with the Locked Up Shareholders to finalize the Lock-Up Agreements, representatives from the Locked-Up Shareholders made it clear that they were concerned that the Board of CanniMed would be meeting on November 13 to consider an acquisition transaction with a recreational cannabis company. Aurora was not aware of the company being considered, the nature or size of the acquisition, or the stage of the acquisition. As a result, the Lock-Up Agreements included a provision that if the Proposal was not delivered by 12:30 p.m. (EDT) on November 13, 2017, each of the Lock-Up Agreements would terminate.

On November 13, 2017, after execution of the formal Lock-Up Agreements, Aurora delivered the Proposal to CanniMed.

During the course of the negotiations of the Lock-Up Agreements, Aurora was aware that:

•

Rob Duguid, who was a director of CanniMed, was also a partner of PFM, an officer of Saskworks, and an officer of the general partner of Apex. However, Aurora had no contact with Mr. Duguid before the commencement of its take-over bid.

•

Westcap Mgt. Ltd. (“Westcap”) manages the investments of Golden. Doug Banzet, a director of CanniMed, was also a director and officer of Westcap and a director of Golden, and Donald Ching, a director of CanniMed, was also a director of Golden. Aurora had no contact with Mr. Banzet before the commencement of its take-over bid. Mr. Ching provided an acknowledgment of receipt of Aurora’s Proposal on behalf of CanniMed’s Board on November 14, 2017. However, other than that acknowledgment Aurora had no contact with Mr. Ching before the commencement of its take-over bid.

Based on CanniMed’s public disclosure, Aurora is aware that Mr. Duguid has subsequently resigned from the CanniMed Board and Mr. Ching may no longer be a director of Golden. Aurora does not know when Mr. Ching may have ceased being a director of Golden.

2.

Other information that was: (i) obtained directly or indirectly by Aurora from any person who is, or was at the relevant time, in a special relationship with CanniMed (by reference to the definitions in subsection 76(5) of the Securities Act (Ontario) and clause 85(1)(a) of the Securities Act (Saskatchewan)); and (ii) material to Aurora in structuring, determining the timing of, delivering or implementing the Aurora Offer.

Aurora, after making inquiries, is of the view that it did not obtain any other information, directly or indirectly, from any person in a special relationship with CanniMed that was material to Aurora in structuring, determining the timing of, delivering or implementing its take-over bid to acquire the shares of CanniMed. In order to ensure that shareholders have the benefit of the disclosure made by Aurora in the course of the hearings before the Securities Regulators on December 20 and 21, 2017, Aurora has filed today the affidavit of Mr. Booth which was sworn in connection with that hearing under its SEDAR profile, subject to the redaction of certain information in the exhibits determined to be confidential.

3.	Other information within Aurora’s knowledge that would reasonably be expected to affect the decision of the security holders of CanniMed to accept or reject the offer made by the Aurora Offer.

Aurora is not aware of any information, within Aurora’s knowledge, that would reasonably be expected to affect the decision of the security holders of CanniMed to accept or reject its offer, other than as has been disclosed in its offer and take-over bid circular that was filed by Aurora on SEDAR on November 24, 2017 and in this Notice of Change to be filed concurrently with the Amended News Releases.

2.	TIME FOR DEPOSIT

The Offer remains open for acceptance until 11:59 p.m. (Pacific Time) on March 9, 2017, unless the Offer is extended or accelerated, or withdrawn, by Aurora. If Aurora elects to extend the period during which CanniMed Shareholders may tender their CanniMed Shares under the Offer, it will publicly announce details of the extension, as required by applicable Canadian Securities Laws, and will mail a copy of the notice of extension to CanniMed securityholders who are entitled to receive notice under applicable Canadian Securities Laws.

Prior to the commencement of the offer, Aurora applied to the Autorité des marches financiers (“AMF”), the securities regulatory authority in the Province of Québec, for an order that the documents incorporated by reference in the Circular be translated and filed on SEDAR after the commencement of the Offer. On November 23, 2017, the AMF issued an order (the “AMF Order”) permitting Aurora to translate and file the documents incorporated by reference in the Circular after the commencement of the Offer, provided that the expiry date of the Offer to shareholders of CanniMed residing in the Province of Québec shall not occur earlier than 105 days from the date all such translated documents are filed on SEDAR. As of December 20, 2017, all translated documents incorporated by reference in the Circular had been filed on SEDAR. As of November 23, 2017, Aurora believes that there were 293 CanniMed Shareholders in the Province of Québec holding 148,379 CanniMed Shares, representing 0.71% of the issued and outstanding CanniMed Shares.

Aurora currently intends to take steps at the appropriate time to ensure that all CanniMed Shareholders are treated in an identical manner with the right to deposit their CanniMed Shares until the end of the expiry period provided under the AMF Order; however, it expects to take up and pay for CanniMed Shares as soon as possible pursuant to the terms of National Instrument 62-104 – Take-Over Bids and Issuer Bids and as provided in the Original Offer and Circular (as amended from time to time). Accordingly, the AMF Order is not expected to impact the mechanics set out in the Circular (as amended) for Aurora to take up and pay for duly deposited CanniMed Shares.

3.	MANNER OF ACCEPTANCE

CanniMed Shares not previously tendered to the Offer may be deposited under the Offer in accordance with Section 3 of the Original Offer, “Manner of Acceptance”. CanniMed Shareholders should tender their CanniMed Shares to the Offer, by using either of the Letters of Transmittal or the Notice of Guaranteed Delivery.

4.	TAKE-UP AND PAYMENT FOR DEPOSITED CANNIMED SHARES

Aurora will take-up and pay for further CanniMed Shares validly deposited under the Offer in the manner set out in Section 7 of the Original Offer, “Payment for Deposited CanniMed Shares” and as required by applicable Canadian Securities Laws.

5.	RIGHT TO WITHDRAW DEPOSITED CANNIMED SHARES

CanniMed Shareholders have the right to withdraw CanniMed Shares deposited under the Offer in the manner set forth in Section 6 of the Original Offer, ‘‘Withdrawal of Deposited CanniMed Shares’’.

6.	CONSEQUENTIAL AMENDMENTS TO THE ORIGINAL OFFER AND CIRCULAR AND OTHER DOCUMENTS

The Original Offer and Circular and Letter of Transmittal shall be read together with this Notice of Change and are hereby amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Change. Except as otherwise set forth in or amended by this Notice of Change, the terms and conditions of the Offer and the information in the Original Offer and Circular and the Letter of Transmittal continue to be applicable in all respects.

7.	STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides CanniMed Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to such CanniMed Shareholders. However, such rights must be exercised within prescribed time limits. CanniMed Shareholders should refer to the applicable provisions of the Securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

8.	DIRECTORS’ APPROVAL

The contents of this Notice of Change have been approved and the sending thereof to the CanniMed Shareholders has been authorized by the Aurora Board.

FORWARD-LOOKING STATEMENTS

This Notice of Change contains certain forward-looking information (referred to herein as “forward-looking statements”). Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “scheduled”, “intend”, “objective”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes.

In particular, this Notice of Change contains forward-looking information concerning the Original Offer, and other statements that are not historical facts, in addition to certain statements and information contained elsewhere in this document and in the documents incorporated by reference concerning the business, operations and financial performance and condition of the Offeror and CanniMed that are not historical facts and are forward-looking statements or forward-looking information within the meaning of applicable securities laws. All such forward-looking statements are subject to important risks, uncertainties and assumptions. It is important to know that:

•	unless otherwise indicated, forward-looking statements in this document describe the Offeror’s expectations as at January 12, 2018 and, accordingly, are subject to change after such date;

•	forward-looking statements in the documents incorporated by reference herein are as at the dates specified in the applicable documents and are expressly qualified by the statements made therein;

••

the Offeror’s actual results and events could differ materially from those expressed or implied in the forward-looking statements in this document or documents incorporated by reference herein, if known or unknown risks affect the business of the Offeror, or if its estimates or assumptions turn out to be inaccurate. As a result, the Offeror cannot guarantee that the results or events expressed or implied in any forward- looking statement will materialize, and accordingly, you are cautioned against relying on these forward- looking statements; and

•

the Offeror disclaims any intention and assumes no obligation to update or revise any forward-looking statement even if new information becomes available, as a result of future events or for any other reason, except in accordance with applicable Canadian Securities Laws.

Forward-looking statements are based upon, among other things, the opinions and expectations of management of the Offeror as at the effective date of such statements and, in some cases, information supplied by third parties. Although the Offeror believes the opinions and expectations reflected in such forward-looking statements are based upon reasonable assumptions and that information received from third parties is reliable, it can give no assurance that those opinions and expectations will prove to have been correct. The Offeror made a number of assumptions in making forward-looking statements in the Offer and the Circular, including the documents incorporated by reference. In particular, in making these statements, the Offeror has assumed, among other things, that the Offeror will receive the Regulatory Approvals applicable to the Offer on the timelines and in the manner currently anticipated and that the other conditions to the Offer will be satisfied on a timely basis in accordance with their terms.

Forward-looking information respecting the Offer, various terms of the Offer and the anticipated timing of certain steps or events associated with the Offer is based upon various assumptions and factors, including publicly reported financial information concerning CanniMed, publicly reported information concerning the number of outstanding CanniMed Shares and the number of options and other convertible or exchangeable rights and securities granted by CanniMed (entitling holders thereof to acquire CanniMed Shares), advice from professional advisors with respect to statutorily mandated time frames for various applications and steps/events associated with the Offer, that CanniMed has made full and accurate disclosure of all material information concerning CanniMed in accordance with applicable Canadian Securities Laws (including disclosure of all material contracts and existing and potential contingent liabilities) and that there have been no material changes in the business, affairs, capital, prospects or assets of CanniMed. Forward-looking information concerning possible synergies and efficiencies that may be achieved upon a combination of the businesses of the Offeror and CanniMed and other benefits of a combination of the businesses of the Offeror and CanniMed is based upon various assumptions and factors, including (in addition to assumptions and factors noted above and elsewhere in this document), financial information of CanniMed available through publicly filed documents and the Offeror’s general industry knowledge and experience. Forward-looking information concerning the business and geographical diversification that may be achieved upon a combination of the businesses of the Offeror and CanniMed is based upon various assumptions and factors, including (in addition to assumptions and factors noted above and elsewhere in this document) publicly available information concerning the location and size of various CanniMed operating facilities and the Offeror’s general industry knowledge and experience. Forward-looking information concerning the anticipated market capitalization of the Offeror following successful completion of the Offer is based upon various assumptions and factors including the current market capitalization of both the Offeror and CanniMed, advice from the Offeror’s financial advisor, the absence of market disruptions that would affect the trading price of Aurora Shares and the absence of material adverse changes or developments affecting the Offeror or CanniMed.

Additional risk factors could cause actual results or events to differ materially from the results or outcomes expressed or implied by the forward-looking statements in this document and various documents incorporated by reference herein. For a discussion regarding such risks, see, in particular, the sections of the Circular entitled “Purpose of the Offer and Plans for CanniMed”, “Certain Information Concerning Securities of the Offeror”, “Regulatory Matters” and “Risk Factors”, as well as the information contained under the heading “Risk Factors” in each of the documents incorporated by reference. The Offeror cautions you that the risks described or referenced in this section are not the only ones that could affect the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely affect the receipt of the Regulatory Approvals, the satisfaction or waiver by the Offeror of any of the conditions of the Offer, the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror. Except as otherwise indicated by the Offeror, forward-looking statements do not reflect the potential impact of any special initiatives or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after January 12, 2018. The financial impact of any such special initiatives or transactions may be complex and will depend on the facts particular to each of them. The Offeror, therefore, cannot describe the expected effects in a meaningful way or in the same way it presents known risks affecting its business. Forward-looking statements are presented herein for the purpose of providing information about the Offeror and the Offer and its anticipated impacts.

INFORMATION CONCERNING CANNIMED

Except as otherwise expressly indicated herein, the information concerning CanniMed contained in the Offer and Circular has been taken from and is based solely upon CanniMed’s public disclosure, including disclosure on file with the Canadian securities regulatory authorities. CanniMed has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of CanniMed contained in the Offer and Circular. Although Aurora has no knowledge that would indicate that any information or statements contained in the Offer and Circular concerning CanniMed taken from, or based upon, such public disclosure contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither Aurora. nor any directors or officers of Aurora have verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by CanniMed to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to Aurora.

CURRENCY

Unless otherwise noted herein, all references to “$” in this Notice of Change mean Canadian dollars.

NOTICE TO CANNIMED SHAREHOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian foreign private issuer that does not have securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the Exchange Act, or Regulation 14D promulgated thereunder.

The Aurora Shares offered as consideration under the Offer are being offered pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “US Securities Act”), provided by Rule 802 thereunder. No Aurora Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such Aurora Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the US Securities Act and the securities Laws of the relevant United States state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements.

US CanniMed Shareholders that hold “restricted securities” as defined in Rule 144 under the US Securities Act will receive Aurora Shares that are restricted to the same extent, including legends, and proportion that the Aurora Shares held by US Aurora Shareholders are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to a subsequent registration statement or an exemption or exclusion from the registration requirements of the US Securities Act and applicable state securities Laws.

The Offeror has furnished to the SEC a Form CB – Tender Offer/Rights Offering Notification Form (a “Form CB”) in respect of the Offer and the sale of the Aurora Shares as described in the original Offer and Circular. This Notice of Change revises and updates certain information contained in the Offer and Circular. The Offeror will furnish this Notice of Change to the SEC as an exhibit to Amendment No. 1 to the Form CB. The Offeror has mailed this Notice of Change to CanniMed Shareholders. CanniMed Shareholders are urged to read this Offer and Circular and any other relevant documents to be filed with the SEC because they will contain important information. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to Laurel Hill Advisory Group, 70 University Avenue, Suite 1440, Toronto, Ontario, M5J 2M4, North American Toll Free Phone: 1-877-452-7184, outside North America Phone: 1-416-304-0211. To obtain timely delivery, such documents should be requested not later than five (5) business days prior to the Expiry Time (as defined herein).

This Circular (as defined herein) has been furnished with the United States Securities and Exchange Commission (the “SEC”) on Form CB.

The Offer is being conducted in accordance with Rule 802, Section 14(e) of the Exchange Act and Regulation 14E promulgated thereunder. The Offeror, a Canadian foreign private issuer, is permitted to prepare the Offer and Circular in accordance with the disclosure requirements of applicable Canadian provincial securities laws, and in accordance with applicable Canadian federal and provincial corporate and takeover offer rules.

The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted to prepare the Offer and Circular in accordance with the disclosure requirements in force in Canada. CanniMed Shareholders in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with IFRS, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of U.S. companies.

CanniMed Shareholders in the United States should be aware that the disposition of their CanniMed Shares and the acquisition of Aurora Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein and such CanniMed Shareholders are encouraged to consult their tax advisors. See also “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the Circular.

The enforcement by CanniMed Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of British Columbia, Canada, and CanniMed is incorporated under the federal laws of Canada, that some or all of their respective officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and CanniMed and said Persons may be located outside the United States. CanniMed Shareholders may not be able to sue the Offeror or CanniMed or their officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel the Offeror or CanniMed or their respective affiliates (as defined herein) to subject themselves to a U.S. court’s judgment.

You should be aware that the Offeror may purchase securities otherwise than under the Offer, subject to compliance with applicable Canadian Securities Laws.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In accordance with Rule 802, the Offer is not required to be extended to security holders in those states that require registration or qualification.

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR OFFER AND SALE IN CERTAIN U.S. STATES WHERE HOLDERS OF CANNIMED SHARES RESIDE AND NO SUCH OFFER TO SELL OR SALE, OR SOLICITATION OF AN OFFER TO BUY MAY BE MADE IN SUCH U.S. STATES.

CERTIFICATE OF AURORA CANABIS INC.

Dated: January 12, 2018

The foregoing, together with the Original Offer and Circular, as amended, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

(signed) Terry Booth	(signed) Glen Ibbott
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(signed) Steve Dobler	(signed) Michael Singer
Director	Director

C-1

The Depositary and Information Agent for the Offer is:

Laurel Hill Advisory Group
70 University Avenue, Suite 1440 }
Toronto, ON M5J 2M4

North American Toll Free Phone:
1-877-452-7184

Outside of North America:
1-416-304-0211

Facsimile: 1-416-646-2415

E-mail: assistance@laurelhill.com

Questions and requests for assistance may be directed to the Depositary and Information
Agent at the telephone numbers and location set out above.